                                                              EXHIBIT 2(k)(1)(c)



                    AMENDMENT NUMBER 2 TO THE TRANSFER AGENCY
                              AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2000 is made to the Transfer Agency and Service Agreement dated March 31, 2000 (the "Agreement") between AIM Floating Rate Fund (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to Article 10 of the Agreement.

Paragraph 1 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $ .70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

                                                      Per Account Fee
                  Fund Type                             Annualized
                  ---------                           ---------------
                  AIM Floating Rate Fund                  $17.60"

Paragraph 4 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"4.   Other Fees

      IRA Annual Maintenance Fee    $10 per IRA account per year (paid by
                                    investor per tax I.D. number).

      Balance Credit The total fees due to the Transfer Agent from all funds affiliated with the Fund shall be reduced by an amount equal to the investment income earned by the Transfer Agent on the DDA balances of the disbursement accounts for those funds.

      Remote Services Fee           $3.60 per open account per year, payable
                                    monthly and $1.80 per closed account per year, payable monthly."

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect, except that Amendment Number 1 dated March 31, 2000 is hereby terminated.

                                             AIM FLOATING RATE FUND



                                             By: /s/ ROBERT H. GRAHAM
                                                 ----------------------------
                                                 President



/s/ SAMUEL D. SIRKO
----------------------------
Secretary



                                             AIM FUND SERVICES, INC.



                                             By: /s/ TONY D. GREEN
                                                 ----------------------------
                                                 President

/s/ LISA A. MOSS
----------------------------
Secretary